UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2016

CARDCONNECT CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36846	46-5380892
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Continental Drive, Suite 300, King of Prussia, PA	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (484) 581-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On July 29, 2016 (the “Closing Date”), the registrant consummated the previously announced transactions contemplated by the Agreement and Plan of Merger, dated as of March 7, 2016, as amended June 24, 2016, by and among the registrant, FinTech Merger Sub, Inc., a wholly-owned subsidiary of the registrant, and FTS Holding Corporation (“CardConnect”). The Merger Agreement provided for the acquisition of CardConnect by the registrant pursuant to the Merger of CardConnect with and into Merger Sub (the “Merger”).

In connection with the closing of the Merger (the “Closing”), the registrant changed its name from FinTech Acquisition Corp. to CardConnect Corp. and Merger Sub changed its name to FTS Holding Corporation. Unless the context otherwise requires, “we,” “us,” “our,” and the “Company” refer to the combined company and its subsidiaries, “FinTech” refers to the registrant prior to the closing of the Merger and “CardConnect” refers to FTS Holding Corporation prior to the Merger.

This Amendment No. 2 on Form 8-K/A (the “Amendment”) amends the Form 8-K the Company filed on August 4, 2016, as amended by Amendment No. 1 on Form 8-K/A also filed on August 4, 2016 (the “Original 8-K”), to include certain financial information of CardConnect and related disclosures. This Amendment does not modify or update any of the information or disclosures in the Original 8-K except to the extent specifically set forth herein.

Item 2.01 Completion of Acquisition or Disposition of Assets.

This Amendment includes unaudited Consolidated Interim Financial Statements of CardConnect as of June 30, 2016 and 2015, and for the three and six months ended June 30, 2016 and 2015, and a related Management’s Discussion and Analysis of Financial Conditions and Results of Operation of CardConnect, each of which is set forth below in this Item 2.01.

This Amendment also includes the following unaudited pro forma financial statements: (i) an unaudited pro forma condensed combined balance sheet as of April 30, 2016 that combines the unaudited historical consolidated balance sheet of CardConnect as of June 30, 2016 with the unaudited historical condensed consolidated balance sheet of FinTech as of April 30, 2016, giving effect to the Merger as if it had been consummated as of that date; and (ii) an unaudited pro forma condensed combined income statement for the six months ended April 30, 2016 that combines the unaudited historical consolidated statement of operations of CardConnect for the six months ended June 30, 2016 with the unaudited historical condensed consolidated statement of operations of FinTech for the six months ended April 30, 2016, giving effect to the Merger as if it had occurred on November 1, 2015. The unaudited pro forma financial statements are attached as Exhibit 99.1 and incorporated herein by reference.

The information in this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

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Interim Financial Statements

FTS Holding Corporation and Subsidiaries
Consolidated Balance Sheets

	June 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$9,355,825	$3,574,661
Restricted cash	1,805,756	1,603,783
Accounts receivable	18,655,858	15,670,324
Processing assets	7,154,284	6,929,522
Other receivables	1,594,039	1,659,588
Related-party receivables	4,517,616	145,367
Prepaid income taxes	246,295	168,522
Other prepaid expenses	872,250	542,827
Other current assets	1,535,440	1,248,805
Total current assets	45,737,363	31,543,399

Property and equipment, net	5,849,146	6,109,009

Other assets:
Long-term related-party receivables	—	4,140,000
Long-term other receivables	632,666	621,844
Goodwill	40,241,161	40,241,161
Intangible assets, net	56,776,438	63,013,832
Long-term other assets	571,947	242,373
Total assets	$149,808,721	$145,911,618

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,166,609	$2,897,056
Residuals payable	6,520,510	5,642,386
Processing liabilities	8,960,040	8,533,305
Settlement obligation	2,766,679	2,691,569
Accrued expenses	2,054,969	2,247,030
Short-term debt	57,964,989	—
Deferred revenue	1,553,703	1,382,099
Total current liabilities	82,987,499	23,393,445

Long-term liabilities:
Accrued expenses	1,933,115	2,059,011
Long-term debt	—	59,964,989
Deferred tax liability	1,787,216	1,787,216
Total long-term liabilities	3,720,331	63,811,216

Total liabilities	86,707,830	87,204,661

Commitments and contingencies (Note 4)

Stockholders’ equity:
Preferred Series A stock, par value $0.0001; 20,365,000 shares authorized; 20,364,981 shares issued and outstanding, liquidation value $48,611,210	2,037	2,037
Common stock, par value $0.0001; 36,000,000 shares authorized; 9,291,665 and 9,259,634 shares issued at June 30, 2016 and December 31, 2015, respectively; 8,610,127 and 8,578,096 outstanding at June 30, 2016 and December 31, 2015, respectively	929	926
Additional paid-in capital	89,701,686	88,701,536
Accumulated deficit	(23,520,292)	(26,914,073)
Less: Treasury stock of 681,538 common shares	(3,083,469)	(3,083,469)
Total stockholders’ equity	63,100,891	58,706,957
Total liabilities and stockholders’ equity	$149,808,721	$145,911,618

The accompanying notes are an integral part of these consolidated financial statements.

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FTS Holding Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenue	$148,444,489	$112,165,475	$278,453,796	$213,245,113

Cost of services (exclusive of depreciation and amortization shown separately below):
Interchange and pass-through	109,028,037	82,794,946	204,603,312	156,615,003
Other cost of services	23,577,053	16,816,231	43,822,554	32,607,116
Total cost of services	132,605,090	99,611,177	248,425,866	189,222,119
General and administrative	7,208,141	5,982,430	14,353,934	11,596,881
Depreciation	431,639	307,246	853,455	589,358
Amortization of intangibles	4,936,505	4,973,946	10,095,706	9,392,828
Total expenses	145,181,375	110,874,799	273,728,961	210,801,186
Income from operations	3,263,114	1,290,676	4,724,835	2,443,927

Other expense:
Interest expense, net	(452,132)	(298,786)	(872,198)	(570,158)
Other, net	(121,750)	(109,649)	(166,689)	(153,187)
Total other expense	(573,882)	(408,435)	(1,038,887)	(723,345)

Income before income tax provision	2,689,232	882,241	3,685,948	1,720,582
Provision for income taxes	(218,468)	(512,481)	(292,168)	(999,463)
Net income	$2,470,764	$369,760	$3,393,780	$721,119

The accompanying notes are an integral part of these consolidated financial statements.

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FTS Holding Corporation and Subsidiaries
Consolidated Statement of Cash Flows
(Unaudited)

	For the Six Months Ended
	June 30, 2016	June 30, 2015
Operating activities
Net income	$3,393,780	$721,119
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,949,161	9,982,186
Stock-based compensation expense	848,731	923,157
Related-party loan forgiveness	35,181	—
Relocation loan forgiveness	—	122,108
Agent advance forgiveness	—	14,683
Changes in operating assets and liabilities:
Restricted cash	(201,973)	(379,446)
Accounts receivable	(2,985,534)	(2,545,780)
Processing assets	(224,762)	—
Other receivables	(170,423)	(167,219)
Other prepaid expenses	(329,423)	(441,492)
Other current assets	(616,209)	(873,436)
Accounts payable	269,553	272,750
Residuals payable	878,124	289,820
Processing liabilities	426,735	379,446
Prepaid income taxes	(77,773)	1,438,220
Accrued expenses	(317,957)	(598,442)
Deferred revenue	171,604	969,754
Net cash provided by operating activities	12,048,815	10,107,428

Investing activities
Change in ISO advances	151,800	(16,503)
Purchases of property and equipment	(593,592)	(1,086,595)
Purchases of merchant portfolios and residual buyouts	(2,298,000)	(6,444,187)
Consideration paid for service contracts	—	(100,000)
Advances to related parties	(267,430)	(250,800)
Additions to internally developed software	(1,480,312)	(1,356,021)
Net cash used in investing activities	(4,487,534)	(9,254,106)

Financing activities
Net change in settlement obligation	75,110	—
Borrowings on long-term debt	—	9,200,000
Payments on long-term debt	(2,000,000)	(4,000,000)
Purchase of treasury stock	—	(2,700,000)
Proceeds from stock options exercised	144,773	—
Payment of contingent consideration	—	(3,675,000)
Net cash used in financing activities	(1,780,117)	(1,175,000)

Net increase (decrease) in cash and cash equivalents	5,781,164	(321,678)
Cash and cash equivalents at beginning of year	3,574,661	1,157,567
Cash and cash equivalents at end of year	$9,355,825	$835,889

Supplemental disclosure of cash flow information:
Cash paid for interest	$(862,545)	$(538,341)
Cash paid for income taxes, net of refunds	$(380,000)	$441,774

The accompanying notes are an integral part of these consolidated financial statements.

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FTS Holding Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
June 30, 2016

1. Company Description, Operations, and Basis of Presentation

Company Description and Operations

FTS Holding Corporation (“FTS”) is a holding company that does not have any operations or material assets other than the direct ownership of CardConnect, LLC (“CardConnect”). Prior to January 14, 2015, CardConnect’s legal name was Financial Transaction Services, LLC, which had been doing business as CardConnect since April 2013.

CardConnect, a Delaware limited liability company, is a provider of card-based payment processing services. CardConnect facilitates the exchange of information and funds between merchants’ and cardholders’ financial institutions by providing electronic payment processing services to merchants, including transaction authorization and electronic draft capture, transaction clearing and settlement, merchant accounting and support, and risk management. CardConnect also offers a broad range of technology solutions, including software, services and peripherals.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for fair presentation of the consolidated financial statements of FTS and its subsidiaries as of June 30, 2016 and 2015. The results of operations for the three and six months ended June 30, 2016 and 2015 are not necessarily indicative of the operating results for the full year. It is recommended that these consolidated financial statements be read in conjunction with the consolidated financial statements and related disclosures for the years ended December 31, 2015, 2014 and 2013 in the definitive proxy statement/prospectus filed by FinTech Acquisition Corp. (“FinTech”) with the Securities and Exchange Commission (“SEC”) on July 12, 2016 beginning on pages F-28.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of FTS and its wholly owned subsidiary, CardConnect. All significant intercompany accounts and transactions have been eliminated in consolidation. Collectively, the consolidated group is referred to as “CardConnect.”

3. Income Taxes

CardConnect’s tax provision for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter CardConnect updates its estimate of the annual effective tax rate, and if CardConnect’s estimated tax rate changes, it makes a cumulative adjustment in that period.

The provision for income taxes for the three and six months ended June 30, 2016 and 2015 and the resulting effective tax rates were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Provision for income taxes	$218,468	$512,481	$292,168	$999,463
Effective tax rate	8.1%	58.1%	7.9%	58.1%

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The effective rate for the three months ended June 30, 2016 differs from the federal statutory rate due to the expected decrease of the valuation allowance against our deferred tax assets, which reduced our effective tax rate by 36.6%. This was partially offset by the impact of indefinitely-lived intangible assets and state taxes, which increased our effective tax rate by 6.1% and 2.3%, respectively. The effective rate for the three months ended June 30, 2015 differs from the federal statutory rate due to an expected increase in the valuation allowance against our deferred tax assets and state taxes, which increased our effective tax rate by 16.7% and 2.5%, respectively. The effective rate for the six months ended June 30, 2016 differs from the federal statutory rate due to the expected decrease of the valuation allowance against our deferred tax assets, which reduced our effective tax rate by 36.6%. This was partially offset by the impact of indefinitely-lived intangible assets and state taxes, which increased our effective tax rate by 6.1% and 2.3%, respectively. The effective rate for the six months ended June 30, 2015 differs from the federal statutory rate due to an expected increase in the valuation allowance against our deferred tax assets and state taxes, which increased our effective tax rate by 16.7% and 2.5%, respectively.

CardConnect regularly evaluates its tax positions for additional unrecognized tax benefits and associated interest and penalties, if applicable. There are many factors that are considered when evaluating these tax positions including: interpretation of tax laws, recent tax litigation on a position, past audit or examination history, and subjective estimates and assumptions, which have been deemed reasonable by management. CardConnect does not expect any material changes to unrecognized tax benefits in the next twelve months. At June 30, 2016 and 2015, the reserve for unrecognized tax benefits related to uncertain tax positions was $221,584 and $116,258, respectively.

4. Commitments and Contingencies

CardConnect is party to a contract with First Data Merchant Services Corporation (“FDMS”), under which FDMS provides services related to transaction processing and transmittal, transaction authorization, and data capture and access to reporting tools. The contract expires on December 31, 2021, with successive renewal options of two years. CardConnect is required to pay minimum services fees equal to 70% of the prior year’s services fees paid to FDMS. The minimum services fee to be paid to FDMS in 2016 is $8,725,735.

CardConnect is party to a contract with TSYS Acquiring Solutions, LLC (“TSYS”), under which TSYS provides merchant authorization, accounting and clearing services. The contract expires on October 31, 2020, with successive renewal options of two years. CardConnect is required to pay minimum services fees each month of the contract equal to the greater of the contractually agreed upon amount for each processing year or 70% of the average monthly volume over the last three months of the prior processing year. The minimum services fees to be paid to TSYS in 2016, 2017, 2018, 2019 and 2020 are $1,209,477, $1,220,000, $1,350,000, $1,550,000 and $1,500,000, respectively.

CardConnect is involved in ordinary course legal proceedings, which include all claims, lawsuits, investigations and proceedings, including unasserted claims, which are probable of being asserted, arising in the ordinary course of business. CardConnect has considered all such ordinary course legal proceedings in formulating its disclosures and assessments. In the opinion of CardConnect, based on consultations with outside counsel, material losses are not considered reasonably possible in connection with these ordinary course legal proceedings.

CardConnect leases office equipment and office space under operating agreements expiring through 2023. Rent expense on operating leases is recorded on a straight-line basis over the term of the lease agreement. Substantially all of the leases require CardConnect to pay maintenance, insurance, and property taxes. Future minimum lease payments for all non-cancelable leases for the remainder of 2016 and the next five fiscal years are as follows:

For the Fiscal Year Ending December 31,
2016	$902,893
2017	1,766,850
2018	1,740,587
2019	1,647,248
2020	1,620,416
2021	1,659,409
Thereafter	3,439,881
$12,777,284

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5. Segments

CardConnect’s core business is providing Merchant Acquiring Services to Small and Medium sized Businesses (“SMB”). CardConnect also provides services to larger Enterprise customers that primarily utilize sophisticated Enterprise Resource Planning (“ERP”) systems to manage their business. These services are primarily ERP integration services utilizing CardConnect’s secure hosted payment gateway, and may also include secure, point-to-point encryption (“P2PE”) payment terminals and acceptance devices. CardConnect also provides Merchant Acquiring services to certain of its Enterprise customers. Merchant Acquiring services provided to both SMB and Enterprise customers are aggregated for financial reporting purposes in the Merchant Acquiring segment, as they both provide processing services related to bankcard transactions, exhibit similar economic characteristics, and share the same systems to provide services. The Enterprise Services business activity does not meet applicable materiality thresholds for separate segment disclosure but is included as the primary component of an “all other” category under GAAP as set forth below. The other category also includes corporate overhead expenses and non-recurring charges unrelated to Merchant Acquiring Services and Enterprise Services.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Revenue
Merchant Acquiring Services	$146,688,051	$111,292,985	$274,768,907	$211,553,845
Other	1,756,438	872,490	3,684,889	1,691,268
	148,444,489	112,165,475	278,453,796	213,245,113

Income/(loss) from operations
Merchant Acquiring Services	3,575,773	1,877,496	5,506,335	3,506,882
Other	(312,659)	(586,820)	(781,500)	(1,062,955)
	3,263,114	1,290,676	4,724,835	2,443,927

Cost of services (exclusive of depreciation and amortization)
Merchant Acquiring Services	131,985,683	99,521,173	246,877,691	189,049,696
Other	619,407	90,004	1,548,175	172,423
	132,605,090	99,611,177	248,425,866	189,222,119

General and administrative
Merchant Acquiring Services	5,845,602	4,730,202	11,610,021	9,272,972
Other	1,362,539	1,252,228	2,743,913	2,323,909
	7,208,141	5,982,430	14,353,934	11,596,881

Amortization expense
Merchant Acquiring Services	4,888,480	4,916,674	9,999,656	9,278,285
Other	48,025	57,272	96,050	114,543
	4,936,505	4,973,946	10,095,706	9,392,828

Interest expense, net
Merchant Acquiring Services	452,132	298,786	872,198	570,158
Other	—	—	—	—
	452,132	298,786	872,198	570,158

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6. Subsequent Events

On July 29, 2016 (the “Closing Date”), FTS consummated the previously announced transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 7, 2016, as amended June 24, 2016, by and among FinTech, FinTech Merger Sub, Inc., a wholly owned subsidiary of FinTech (“Merger Sub”), and FTS. The Merger Agreement provided for the acquisition of CardConnect by FinTech pursuant to the merger of FTS with and into Merger Sub (the “Merger”).  FinTech acquired CardConnect for aggregate consideration of approximately $179 million in cash (including approximately $2 million of “Excess Cash” as defined in the Merger Agreement) and $173 million in FinTech common stock. The cash portion of the consideration was funded by a combination of cash held in trust by FinTech, borrowings under a new $100 million first lien credit facility and a $40 million second lien secured credit facility, and $30 million in equity financing. In connection with the closing of the Merger, the company changed its name from FinTech Acquisition Corp. to CardConnect Corp. and Merger Sub changed its name to FTS Holding Corporation. As a result of the completion of the transaction, CardConnect Corp. became a public company.

Existing Credit Facilities

In connection with the Merger, we repaid and terminated our existing revolving credit facility and entered into a new first lien credit facility and second lien credit facility. At consummation of the Merger, the outstanding balance under our existing revolving credit facility was $57,964,989.

New Credit Facilities

In connection with the Merger, on the Closing Date, the Company, through Merger Sub, entered into a credit agreement with BMO Harris Bank N.A. (“BMO”), acting as administrative agent for a group of lenders, for a first lien credit facility, and entered into a second lien credit agreement with Babson Capital Finance LLC, also acting as administrative agent for a group of lenders, for a second lien term loan facility. Each facility is guaranteed by the Company and its two indirect wholly-owned subsidiaries, CardConnect, LLC and Princeton Payment Solutions, LLC and secured by a pledge of all of the assets of the Company and its subsidiaries.

First Lien Credit Facility

The first lien facility consists of the following:

●	a $30 million senior secured first lien revolving credit facility, with a $10 million sublimit for issuance of standby letters of credit and a $5 million sublimit for swing line loans; and

●	a $100 million senior secured first lien term credit facility.

The first lien facility permits the Company to increase the first lien facilities by up to $35 million (less amounts obtained from the related expansion feature under the second lien facility), subject to customary restrictions and conditions, including compliance with specified leverage ratios (as described below).

The first lien facility matures five years from the Merger closing date and bears interest at rates based either on the three-month London Interbank Offered Rate, or LIBOR, plus a margin of between 2.00% and 3.50%, or, at the Company’s option, BMO’s base rate plus a margin of between 1.00% and 2.50%, with the margin in each case depending upon consolidated total net leverage ratios (described below). The term loan portion of the first lien facility will amortize $1.25 million per quarter beginning with the quarter ending December 31, 2016 through the quarter ending September 30, 2018; thereafter $1.875 million per quarter through the quarter ending September 30, 2020; and finally $2.5 million per quarter through the quarter ending June 30, 2021.

The Company may prepay the first lien credit facilities, without premium. The first lien credit facilities require mandatory prepayments, without premium, in the following amounts:

●	100% of the net cash proceeds of (i) sales of assets not in the ordinary course of business, (ii) sales of debt securities, and (iii) casualty or condemnation events (subject to specified thresholds and exceptions, including permitted reinvestment periods); and

●	75% of “Excess Cash Flow,” as defined in Exhibit E to the first lien credit agreement which is included as an exhibit to this report, with a reduction to 50% if the total net leverage ratio for the fiscal year is 3.00 to 1.00, and a reduction to 25% if such ratio is 2.50 to 1.00.

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The first lien credit agreement contains covenants that are usual and customary for loans of this type, including affirmative and operational covenants and restrictive covenants regarding, among other matters, incurrence of debt, incurrence of liens, investments (including an aggregate cumulative limit of $100 million plus the “available amount” (generally, the proceeds of equity raised plus the balance available above the “Excess Cash Flow” used for prepayments, less amounts used as otherwise permitted by the first lien facility, including other acquisitions, dividends and debt repayments) on acquisitions in excess of $10 million during the term of the first lien facilities), mergers, dispositions and specified uses of cash (including payment of dividends and distributions). The definitive credit agreement also contains covenants requiring the Company to maintain:

●	a minimum fixed charge coverage ratio of 1.25 to 1.00;

●	a maximum first lien leverage ratio of 3.50 to 1.00, reducing periodically until the ratio becomes 2.50 to 1.00 for quarters following June 30, 2018; and

●	a maximum total net leverage ratio of 4.75 to 1.00, reducing periodically until the ratio becomes to 3.50 to 1.00 for quarters after June 30, 2019.

In general, the “fixed charge coverage ratio” is defined as the ratio of EBITDA (less unfinanced capital expenditures, cash taxes and restricted payments, as defined) to the sum of scheduled debt principal payments over the most recently ended four quarters; the “first lien leverage ratio” is defined as the ratio of senior secured debt (net of unrestricted cash not to exceed $5.0 million) to EBITDA for the four fiscal quarter period most recently ended; and the “total leverage ratio” is defined as the ratio of consolidated indebtedness (net of unrestricted cash not to exceed $5.0 million) to EBITDA for the four fiscal quarter period most recently ended, with EBITDA to be determined on a pro forma basis.

Second Lien Credit Facility

The second lien facility consists of a $40 million senior secured second lien term loan which has a $35 million expansion feature similar to, and coordinated with, the expansion feature of the first lien financing such that the maximum aggregate expansion for both such financings cannot exceed $35 million. The second lien facility matures six years from the Merger closing date and bears interest at LIBOR plus 9.50% (with a LIBOR floor of 1.00%) or, at our option, the Base Rate (generally, the Wall Street Journal “prime rate”) plus 8.50% (with a base rate floor of 2.00%). The second lien facility does not amortize and may not be prepaid prior to the payment in full of the first lien facilities, notwithstanding the foregoing, the Company is permitted to make payments under the second lien facility out of the “available amount” (as defined under the first lien facility). If voluntary prepayments (in addition to those allowed to be made from the available amount) become permitted (following payment of the first lien facilities in full), there will be a prepayment fee of 2% of the outstanding loan amount during the first loan year, 1% of the outstanding loan amount in the second loan year and no prepayment fee thereafter. Mandatory prepayments are the same as under the first lien facilities but are conditioned on the prior repayment in full of the first lien facilities. The representations and covenants in the second lien facility are the same as those for the first lien facility, modified to reflect the second lien status of the second lien facility, except that the minimum fixed charge coverage ratio is 1.00 to 1.00, the maximum total leverage ratio is 5.50 to 1.50, reducing periodically until it becomes 4.25 to 1.00 for quarters subsequent to June 30, 2019, and there is no first lien leverage ratio requirement.

Series A Preferred Stock Offering

On the Closing Date, in connection with the partial financing of the Merger, FinTech issued 1,500,000 shares of FinTech’s newly created Series A Preferred Stock (the “Preferred Stock”) and (b) 480,544 shares of common stock (the “Common Stock” and, together with the Preferred Stock, the “Shares”) to Falcon Strategic Partners V, LP (“Series A Purchaser”) in a private placement pursuant to the previously disclosed Securities Purchase Agreement (the “Purchase Agreement”) with the Series A Purchaser dated June 23, 2016. FinTech sold the Shares to the Series A Purchaser in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated by the SEC.

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The aggregate purchase price for the Shares was $37.5 million, of which FinTech used $30.0 million to pay a portion of the cash consideration for the Merger, repay CardConnect’s existing debt in connection with the Merger, pay transaction expenses relating to the Merger and for general corporate purposes, and the remaining $7.5 million was placed by FinTech in a separate account for use in funding the first two years of cash dividends on the Preferred Stock.

The Preferred Stock has an aggregate liquidation preference of $37.5 million plus all unpaid dividends. During the first two years following issuance, dividends accrue at 11.43% per annum, compounding quarterly, of which 10.0% will be payable in cash and 1.43% will accrue and be payable in connection with a redemption of the Preferred Stock or a Change of Control (as defined below). Thereafter, dividends accrue at 13.40% per annum, compounding quarterly, all of which will accrue and be payable in connection with a redemption of the Preferred Stock or a Change of Control.

The Preferred Stock is redeemable, at the Series A Purchaser’s option, beginning seven years following the date of issuance (the “Mandatory Redemption Date”) at a price equal to the then aggregate liquidation preference of the outstanding Preferred Stock. The Company has the right (the “Optional Redemption Right”) to redeem the Preferred Stock beginning three and a half years following the date of issuance. The redemption price (the “Redemption Price”) will be 102% of the liquidation preference if the redemption occurs during the first redemption year, 101% of the liquidation preference if the redemption occurs during the second redemption year, and 100% of the liquidation value thereafter.

If on the Mandatory Redemption Date any shares of Preferred Stock remain outstanding, the dividend rate on the outstanding shares of Preferred Stock will increase by 1.0% per annum, with the rate per annum being increased an additional 1.0% on the first day of each successive 180 day period thereafter. In addition, if at any time, (1) the ratio of the Company’s indebtedness (including for this purpose, the liquidation preference of the Preferred Stock) to its 12 month trailing EBITDA, on a pro forma basis, exceeds 7.7x, or (2) there is a payment or financial covenant default under the Company’s first lien credit facility (each, a “Trigger Event”), the dividend rate on the outstanding shares of Preferred Stock will increase upon the occurrence of the Trigger Event by the greater of (A) any increase in the interest rate of the Company’s second lien term loan credit facility or (B) 1.0%, with the rate per annum being increased an additional 1.0% on the first day of each successive 180 day period. Any such additional rate increase described in the prior sentence shall remain in effect until the default or Trigger Event has been cured, resolved or waived by the applicable party.

In addition, upon certain “Changes of Control” (as defined in the Certificate of Designation for the Preferred Stock (the “Certificate of Designation”)), if the holders of at least 66 2/3% of the outstanding shares of Preferred Stock request redemption of the Preferred Stock, the Company must repurchase all outstanding Preferred Stock at a price equal to the then-applicable Redemption Price, or, if the Change of Control occurs during the period when the Company is not permitted to exercise its Optional Redemption Right, at a price equal to the liquidation preference of the Preferred Stock plus a “make whole” premium. The “make whole” premium is equal to the total value of the Preferred Stock dividends that would otherwise have been payable during the period prior to the commencement of the Company’s Optional Redemption Right, discounted at the rate applicable to U.S. Treasury bills or notes of similar duration plus 50 basis points, plus 2.0%.

The Preferred Stock is non-voting; however, the following actions will require the consent of 66 2/3% of the outstanding shares of Preferred Stock:

●	Changes to the Company’s charter or bylaws that adversely affect the powers, preferences, or rights of the Preferred Stock.

●	Issuances of additional shares of Preferred Stock or equity securities of the Company senior to, or parri passu with, the Preferred Stock, or issuances of capital stock by any subsidiary of the Company other than issuances to the Company or a wholly-owned subsidiary of the Company.

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●	Reclassifications, alterations or amendments to any existing security of the Company that is junior to the Preferred Stock in a way that would make such security senior to, or parri passu with, the Preferred Stock.

●	Purchases or redemptions of, or distributions on, any capital stock of the Company other than the Preferred Stock, and other than certain specified redemptions of the Company’s common stock.

●	Issuances of any debt security or the incurrence of indebtedness for borrowed money and capital leases, other than certain permitted indebtedness, that (a) would result in the ratio of the Company’s indebtedness to its trailing 12 month adjusted EBITDA, on a pro forma basis, exceeding 6.0x for the first 12 months following the issuance of the Preferred Stock, and exceeding 5.5x thereafter, or (b) includes terms that could prohibit the Company from paying the cash dividends payable on the Preferred Stock.

●	Affiliate transactions resulting in payments of more than $150,000 per year, subject to certain specified exceptions.

●	Changes in the Company’s tax status.

●	Consummation of a Change of Control pursuant to which the consideration payable to the Company’s stockholders would be allocated in a manner other than as set forth in the Certificate of Designation.

If any shares of Preferred Stock are outstanding following the Mandatory Redemption Date, or if at any time the ratio of the Company’s total indebtedness (including for these purposes the liquidation preference of the outstanding shares of Preferred Stock less any accumulated dividends on the Preferred Stock) to its trailing 12 month adjusted EBITDA, on a pro forma basis, exceeds 7.7x, then the following actions will also require the consent of 66 2/3% of the outstanding shares of Preferred Stock:

●	A sale, in one or more transactions, of in excess of 27.5% of the Company’s consolidated net assets, except pursuant to a directed sale of assets in connection with a foreclosure by the lenders under the Company’s first lien credit facility.

●	The liquidation, dissolutions or winding up of the Company’s business and affairs, a voluntary filing for bankruptcy, reorganization, insolvency or other relief from creditors, or an assignment for the benefit of creditors other than as contemplated by the definitive agreements for the Company’s first lien credit facility.

●	The issuance of equity securities below fair market value other than in an underwritten public offering or in a private placement in which at least a majority of the securities are purchased by persons or entities that are not affiliates of the Company.

Related Party Transactions

In connection with the Merger, $4,031,887 of related party receivables was repaid to the Company.

Residual Buyout

On July 29, 2016, CardConnect entered into a portfolio purchase agreement with an existing sales agent. Consideration of $4,040,000 was paid, in cash, on August 2, 2016.

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CARDCONNECT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations of CardConnect for the years ended December 31, 2014 and 2015 is set forth in the definitive proxy statement/prospectus of FinTech Acquisition Corp. filed with the Securities and Exchange Commission on July 12, 2016 (the “Proxy Statement/Prospectus”) in the section entitled “CardConnect’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 154, which is incorporated by reference.

You should read the following management’s discussion and analysis for the quarters ended June 30, 2016 and 2015 together with CardConnect’s audited and unaudited financial statements and the related notes included elsewhere or incorporated by reference in this Form 8-K.

This discussion contains forward-looking statements about CardConnect’s business, operations and industry that involve risks and uncertainties, such as statements regarding CardConnect’s plans, objectives, expectations and intentions. CardConnect’s future results and financial condition may differ materially from those currently anticipated by CardConnect as a result of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Throughout this section, unless otherwise noted or the context requires otherwise “we”, “us”, “CardConnect” and the “Company” refer to FTS Holding Corporation and its consolidated subsidiaries prior to the Merger (as defined below under “Recent Events”). Certain amounts in this section may not foot due to rounding.

Overview

General

Our primary business is to provide Merchant Acquiring services to merchants throughout the United States. Merchant Acquiring services involves providing end-to-end electronic payment processing services to merchants by facilitating the exchange of information and funds between them and cardholders’ financial institutions. To accomplish this, we undertake, or facilitate with third parties, merchant set-up and training, transaction authorization, settlement, merchant funding, merchant assistance and support, and risk management. We also provide integrated payment solutions utilizing our proprietary payment gateway. Our card-accepting customers are primarily SMB merchants.

We also provide services to Enterprise customers that primarily utilize sophisticated ERP systems to manage their businesses. These services are primarily ERP integration services utilizing our secure hosted payment gateway, and also include secure, P2PE payment terminals and acceptance devices. We also provide Merchant Acquiring services to certain of our Enterprise customers.

How we Assess the Performance of our Business

Merchant Acquiring Services

We use bankcard volume, number of active SMB merchants and same store sales to measure the performance of our Merchant Acquiring services.

Our total bankcard volume for the three months ended June 30, 2016 and 2015 was $5.7 billion and $4.2 billion, respectively, representing a period to period growth rate of 35.5%. Our total bankcard volume for the six months ended June 30, 2016 and 2015 was $10.6 billion and $8.0 billion, respectively, representing a period to period growth rate of 32.8%.

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An active SMB merchant is a merchant that has processed transactions in the relevant period. The number of our active SMB merchants located across the United States was 51,234 at June 30, 2016, compared to 48,400 at December 31, 2015 and 39,740 at June 30, 2015, representing growth rates of 5.9% and 28.9%, respectively, over the periods. Bankcard volume reflects the addition of new merchants and same store sales of existing merchants, partially offset by merchants who attrited during the period. We grow the number of active SMB merchants through various distribution channels, which include independent sales organizations, integrated software vendors and our direct sales staff. We also grow the number of active SMB merchants through acquisitions of complementary businesses. In connection with our acquisition of Vanco Payment Solutions, Inc. (“Vanco”) in the fourth quarter of 2015, we added approximately 6,400 of our active SMB merchants.

We measure same store sales of existing merchants as the change in card processing volume for all card merchants that were processing with us for the same period in the prior year. Same store sales of existing merchants results from the combination of the increasing or decreasing use by consumers of bankcards for the purchase of goods and services at the POS, and sales growth experienced by our retained SMB merchants. Historically, our same store sales experience has tracked with the overall economic conditions in the industries we serve. The following table compares our same store sales growth during 2016 and 2015:

Same Store Sales of Existing Merchants	2016	2015
First Quarter	0.9%	6.7%
Second Quarter	1.9%	5.2%
Third Quarter	—	4.2%
Fourth Quarter	—	2.4%
Full Year	—	4.6%

Merchant attrition is expected in the Merchant Acquiring industry in the ordinary course of business. We experience attrition in bankcard volume as a result of several factors, including business closures, transfers of merchants’ accounts to our competitors and account closures that we initiate due to heightened credit risks. We measure bankcard net volume attrition relative to all merchants that were processing with us in the same period in the prior year, net of same store sales growth. During the three months ended June 30, 2016, we experienced 20.3% net volume attrition compared to net volume attrition of 15.3% for the three months ended June 30, 2015. During the six months ended June 30, 2016, we experienced 20.5% net volume attrition compared to net volume attrition of 14.4% for the six months ended June 30, 2015.

Our Merchant Acquiring revenue is recurring in nature, as we typically enter into five-year service contracts with our merchants. Our Merchant Acquiring revenue is generated primarily from payment processing fees, which are a combination of a fee equal to a percentage of the dollar amount of each transaction we process plus a flat fee per transaction. We make mandatory payments of interchange fees to the card issuer through the card networks and pay dues, assessments and other network fees to Visa, MasterCard, American Express and Discover. Our Merchant Acquiring revenue is largely driven by the Visa and MasterCard volume processed by our merchants. We also realize card processing revenues from processing transactions for our merchants accepting American Express and from processing Discover transactions.

Enterprise Services

Revenues from our Enterprise services are largely driven by recurring fees charged for ERP integration and hosting services, and recurring P2PE device fees. For the three months ended June 30, 2016 and 2015, revenue includes $1.2 million and $841 thousand, respectively, of revenue related to Enterprise services. For the six months ended June 30, 2016 and 2015, revenue includes $2.3 million and $1.6 million, respectively, of revenue related to Enterprise services.

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Recent Events

On July 29, 2016 (the “Closing Date”), we consummated the previously announced transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 7, 2016, as amended June 24, 2016, by and among the FinTech Acquisition Corp. (“FinTech”), FinTech Merger Sub, Inc., a wholly owned subsidiary of FinTech (“Merger Sub”), and CardConnect. The Merger Agreement provided for the acquisition of CardConnect by FinTech pursuant to the merger of CardConnect with and into Merger Sub (the “Merger”).  In connection with the closing of the Merger, the company changed its name from FinTech Acquisition Corp. to CardConnect Corp. and Merger Sub changed its name to FTS Holding Corporation. As a result of the completion of the transaction, CardConnect Corp. became a public company. Additional information regarding the Merger and the Merger Agreement is set forth in Item 2.01 of in the Form 8-K filed by the Company on August 4, 2016 (the “Original Form 8-K”) and incorporated herein by reference.

In connection with the Merger, on the Closing Date, the Company, through Merger Sub, entered into a credit agreement with BMO Harris Bank N.A. (“BMO”), acting as administrative agent for a group of lenders, for a first lien credit facility, and entered into a second lien credit agreement Babson Capital Finance LLC, also acting as administrative agent for a group of lenders, for a second lien term loan facility. A description of each of these credit facilities is set forth in Item 1.01 of the Original Form 8-K under the heading “Credit Agreements” and is incorporated herein by reference.

Acquisitions

On October 31, 2015, we purchased certain assets and assumed certain liabilities of Vanco, a provider of card-based payment processing services, for cash of $24 million. The purchase was funded primarily with borrowings under our $65.0 million credit facility. The asset purchase added over 8,000 merchants to our business.

The results of operations of this acquired business have been included in our financial statements since the acquisition date. For more information regarding this transaction, see Note 3 to our audited annual consolidated financial statements included in the Proxy Statement/Prospectus beginning on page F-48 and incorporated by reference herein.

Components of Revenues and Expenses

Revenues

Revenue. Revenue consists of card processing fees charged to merchants for card-based processing services. We charge merchants various rates for our services, which depend upon various factors including the type of bankcard, card brand, the merchant’s charge volume, the merchant’s industry and the merchant’s risk profile. Fees principally consist of bankcard volume and transaction fees, which are a percentage of the dollar amount of each credit or debit transaction and fixed transaction fees. We also generate card processing revenues by charging merchants a variety of service fees, including fees for monthly minimum charge volume requirements, statement fees, annual fees, and fees for other miscellaneous services, including handling chargebacks. We also generate revenues by selling our technology solutions, which include hardware and software products, maintenance, and professional installation and training services.

Expenses

Cost of services. Cost of services consists of interchange and pass-through and other cost of services. Interchange and pass-through consists of interchange fees, dues and assessment, debit network fees and other pass-through costs. We expect interchange and pass-through to increase proportionately as a percentage of revenue. Other cost of services consists of commissions to our distribution partners and internal sales staff and other third-party processing costs attributable to payment processing and related services to merchants. Cost of services also includes merchant supplies and service expenses.

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General and administrative. General and administrative expenses include salaries and other employment costs, professional services, rent and utilities and other operating costs.

Stock-based compensation. Stock-based compensation reflects the amortization of the estimated fair value of share-based awards. We recognize stock-based compensation as an expense on a straight-line basis over the requisite service period, which is generally the vesting period.

Depreciation and amortization of intangibles. Depreciation expense consists of depreciation on our investments in property, equipment and computer hardware and software, and our amortization of acquired intangible assets and internally developed software. Depreciation expense is recognized on a straight-line basis over the estimated useful life of the asset. Amortization expense for acquired intangible assets is recognized using a proportional cash flow method. Amortization expense for internally developed software is recognized over the estimated useful life of the asset.

Interest expense, net. Our interest expense consists of interest on our outstanding indebtedness under our revolving credit facility.

Factors Affecting CardConnect’s Business and Results of Operations

A number of factors impact our business, result of operations and financial condition including:

●	the amount and mix of volume being processed;

●	the demand for our products and services;

●	our ability to attract and retain distribution partners and merchants on reasonable terms;

●	our ability to attract and obtain Enterprise customers;

●	our ability to capitalize on recent acquisitions and identify and complete future acquisitions;

●	general economic conditions and consumer spending trends; and

●	the emergence of new technologies and payment types.

Increases in payment network fees and other related costs have not historically had a material effect on the growth of our business or results of our operations as such costs are generally passed through to our merchants.

Results of Operations

Three Months Ended June 30, 2016 Compared to Three Months Ended June 30, 2015

The following table shows certain income statement data for the periods indicated:

	Three Months Ended June 30,		Change
	2016	2015	Amount	%
(dollars in thousands)
Revenue	$148,444	$112,165	$36,279	32.3%

Cost of services (exclusive of depreciation and amortization shown separately below)
Interchange and pass-through	109,028	82,795	26,233	31.7%
Other cost of services	23,577	16,816	6,761	40.2%
Total cost of services	132,605	99,611	32,994	33.1%

General and administrative	6,817	5,520	1,297	23.5%
Stock-based compensation	391	462	(71)	(15.4%)
Depreciation	432	307	125	40.5%
Amortization of intangibles	4,937	4,974	(37)	(0.8%)
Total expenses	145,181	110,875	34,306	30.9%
Income from operations	3,263	1,291	1,972	152.8%

Other expense:
Interest expense, net	(452)	(299)	(153)	51.3%
Other, net	(122)	(110)	(12)	11.0%
Total other expense	(574)	(408)	(165)	40.5%

Income before income tax provision	2,689	882	1,807	204.8%
Provision for income taxes	(218)	(512)	294	(57.4%)
Net income	$2,471	$370	$2,101	568.2%

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Revenue

Revenue increased $36.3 million, or 32.3%, from $112.2 million for the three months ended June 30, 2015 to $148.4 million for the three months ended June 30, 2016. This increase was driven by increased bankcard volume of $1.5 billion, or 35.5%. The growth in bankcard volume consisted of bankcard volume from new merchants and same store sales of existing merchants, partially offset by merchants who attrited during the same period. See “Overview” and “How we Assess the Performance of our Business.”

Cost of Services

Cost of services increased $33.0 million, or 33.1%, from $99.6 million for the three months ended June 30, 2015 to $132.6 million in for the three months ended June 30, 2016. This increase was driven by increased interchange and pass-through and increased other cost of services. Interchange and pass-through increased $26.2 million, or 31.7%, from $82.8 million for the three months ended June 30, 2015 to $109.0 million for the three months ended June 30, 2016. This increase was driven by increased bankcard volume as discussed above. Other cost of services increased $6.8 million, or 40.2%, from $16.8 million for the three months ended June 30, 2015 to $23.6 million in for the three months ended June 30, 2016. This increase was driven by increased bankcard volume resulting in increased commissions paid to our distribution partners and direct sales staff of $4.0 million, an increase in third-party processing costs of $1.1 million, an increase in merchant losses of $633 thousand and an increase in the cost of equipment sales of $742 thousand.

General and Administrative Expenses

General and administrative expenses increased $1.3 million, or 23.5%, from $5.5 million for the three months ended June 30, 2015 to $6.8 million for the three months ended June 30, 2016. This increase was driven by an increase in employment costs of $1.1 million due to an increase in headcount.

Stock-based Compensation

Stock-based compensation decreased $71 thousand, or 15.4%, from $462 thousand for the three months ended June 30, 2015 to $391 thousand for the three months ended June 30, 2016. This decrease was driven by the vesting of 2011 and 2012 grants of $140 thousand, 2015 fair value adjustments of stock options of $18 thousand and forfeitures of $8 thousand, partially offset by additional compensation expense recognized for stock options granted in 2015 of $96 thousand.

Depreciation and Amortization

Depreciation and amortization increased $87 thousand, or 1.7%, from $5.3 million for the three months ended June 30, 2015 to $5.4 million for the three months ended June 30, 2016. This increase was driven by amortization of intangible assets acquired in the Vanco acquisition of $797 thousand and depreciation of fixed assets placed into service of $173 thousand. These increases were partially offset by a decrease in acquisition related intangibles, excluding Vanco, of $484 thousand and a decrease in amortization of residual buyouts of $374 thousand.

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Provision for Income Taxes

The provision for income taxes decreased $294 thousand, or 57.4%, from $512 thousand for the three months ended June 30, 2015 to $218 thousand for the three months ended June 30, 2016. The effective tax rates were 8.1% and 58.1% for the three months ended June 30, 2016 and 2015, respectively. The effective rate for the three months ended June 30, 2016 differs from the federal statutory rate due to the expected decrease of the valuation allowance against our deferred tax assets, which reduced our effective tax rate by 36.6%. This was partially offset by the impact of indefinitely-lived intangible assets and state taxes, which increased our effective tax rate by 6.1% and 2.3%, respectively. The effective rate for the three months ended June 30, 2015 differs from the federal statutory rate due to an expected increase in the valuation allowance against our deferred tax assets and state taxes, which increased our effective tax rate by 16.7% and 2.5%, respectively.

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

The following table shows certain income statement data for the periods indicated:

	Six Months Ended June 30,		Change
	2016	2015	Amount	%
(dollars in thousands)
Revenue	$278,454	$213,245	$65,209	30.6%

Cost of services (exclusive of depreciation and amortization shown separately below)
Interchange and pass-through	204,603	156,615	47,988	30.6%
Other cost of services	43,823	32,607	11,215	34.4%
Total cost of services	248,426	189,222	59,204	31.3%

General and administrative	13,505	10,674	2,831	26.5%
Stock-based compensation	849	923	(74)	(8.1%)
Depreciation	853	589	264	44.8%
Amortization of intangibles	10,096	9,393	703	7.5%
Total expenses	273,729	210,801	62,928	29.9%
Income from operations	4,725	2,444	2,281	93.3%

Other expense:
Interest expense, net	(872)	(570)	(302)	53.0%
Other, net	(167)	(153)	(14)	8.8%
Total other expense	(1,039)	(723)	(316)	43.6%

Income before income tax provision	3,686	1,721	1,965	114.2%
Provision for income taxes	(292)	(999)	707	(70.8%)
Net income	$3,394	$721	$2,673	370.6%

Revenue

Revenue increased $65.2 million, or 30.6%, from $213.2 million for the six months ended June 30, 2015 to $278.5 million for the six months ended June 30, 2016. This increase was driven by increased bankcard volume of $2.6 billion, or 32.8%. The growth in bankcard volume consisted of bankcard volume from new merchants and same store sales of existing merchants, partially offset by merchants who attrited during the same period. See “Overview” and “How we Assess the Performance of our Business.”

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Cost of Services

Cost of services increased $59.2 million, or 31.3%, from $189.2 million for the six months ended June 30, 2015 to $248.4 million in for the six months ended June 30, 2016. This increase was driven by increased interchange and pass-through and increased other cost of services. Interchange and pass-through increased $48.0 million, or 30.6%, from $156.6 million for the six months ended June 30, 2015 to $204.6 million for the six months ended June 30, 2016. This increase was driven by increased bankcard volume as discussed above. Other cost of services increased $11.2 million, or 34.4%, from $32.6 million for the six months ended June 30, 2015 to $43.8 million in for the six months ended June 30, 2016. This increase was driven by increased bankcard volume resulting in increased commissions paid to our distribution partners and direct sales staff of $6.6 million, an increase in third-party processing costs of $2.1 million, an increase in the cost of equipment sales of $878 thousand and an increase in merchant losses of $1.8 million.

General and Administrative Expenses

General and administrative expenses increased $2.8 million, or 26.5%, from $10.7 million for the six months ended June 30, 2015 to $13.5 million for the six months ended June 30, 2016. This increase was driven by an increase in employment costs of $2.2 million due to an increase in headcount and an increase in other operating expenses of $324 thousand.

Stock-based Compensation

Stock-based compensation decreased $74 thousand, or 8.1%, from $923 thousand for the six months ended June 30, 2015 to $849 thousand for the six months ended June 30, 2016. This decrease was driven by the vesting of 2011 and 2012 grants of $214 thousand, 2015 fair value adjustments of stock options of $37 thousand and forfeitures of $18 thousand, partially offset by additional compensation expense recognized for stock options granted in 2015 of $195 thousand.

Depreciation and Amortization

Depreciation and amortization increased $967 thousand, or 9.7%, from $10.0 million for the six months ended June 30, 2015 to $10.9 million for the six months ended June 30, 2016. This increase was driven by amortization of intangible assets acquired in the Vanco acquisition of $1.6 million and depreciation of fixed assets placed into service of $330 thousand. These increases were partially offset by a decrease in acquisition related intangibles, excluding Vanco, of $957 thousand.

Provision for Income Taxes

The provision for income taxes decreased $707 thousand, or 70.8%, from $999 thousand for the six months ended June 30, 2015 to $292 thousand for the six months ended June 30, 2016. The effective tax rates were 7.9% and 58.1% for the six months ended June 30, 2016 and 2015, respectively. The effective rate for the six months ended June 30, 2016 differs from the federal statutory rate due to the expected decrease of the valuation allowance against our deferred tax assets, which reduced our effective tax rate by 36.6%. This was partially offset by the impact of indefinitely-lived intangible assets and state taxes, which increased our effective tax rate by 6.1% and 2.3%, respectively. The effective rate for the six months ended June 30, 2015 differs from the federal statutory rate due to an expected increase in the valuation allowance against our deferred tax assets and state taxes, which increased our effective tax rate by 16.7% and 2.5%, respectively.

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Seasonality

We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues as a result of consumer spending patterns and recognition of non-transaction based fees. Historically, our revenues have been strongest in our third and fourth quarters, and weakest in our first quarter. Some variability results from seasonal retail events and the number of business days in a month or quarter. Operating expenses do not typically fluctuate seasonally.

Liquidity and Capital Resources

Liquidity and capital resource management is a process focused on providing the funding we need to meet our short and long-term cash and working capital needs. We have used our funding sources to build our merchant portfolio, our technology solutions, and to make acquisitions with the expectation that these investments will generate cash flows sufficient to cover our working capital needs and other anticipated needs for capital.

Our principal uses of cash are to pay commissions to our distribution partners and internal sales staff, residual buyouts and distribution partner advances, operating expenses, income taxes and interest expense, invest in our technology infrastructure and fund acquisitions.

Our working capital, defined as current assets less current liabilities, was negative by $37.3 million and positive by $8.1 million at June 30, 2016 and December 31, 2015, respectively. The decrease in working capital was due to reclassifying our long-term debt to current liabilities in anticipation of repayment of our credit facility in connection with the consummation of the Merger. At June 30, 2016, we had cash and cash equivalents totaling $9.4 million compared to $3.6 million at December 31, 2015. These balances do not include restricted cash, which reflects amounts due to merchants for processing-related cash in transit and collateral of $1.8 million and $1.6 million at June 30, 2016 and December 31, 2015, respectively.

Our long-term debt represents the outstanding balance under our revolving credit facility, which we have historically used to fund acquisitions and for general corporate purposes. In addition to borrowings under our revolving credit facility, we fund our cash needs primarily with cash flows from our operating activities. We believe that our current cash balance and cash generated from operations will provide sufficient liquidity to meet our anticipated needs for operating capital for at least the next twelve months.

The following tables reflect the changes in cash flows for the comparative periods.

	Six Months Ended June 30,
	2016	2015
(dollars in thousands)
Net cash provided by (used in):
Operating activities	$12,049	$10,107
Investing activities	(4,488)	(9,254)
Financing activities	(1,780)	(1,175)
Net change in cash and cash equivalents	$5,781	$(322)

Cash Flow Provided By Operating Activities.

We reported net cash provided by operating activities of $12.0 million for the six months ended June 30, 2016, compared to $10.1 million for the six months ended June 30, 2015.

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Cash provided by operating activities for the six months ended June 30, 2016 reflects net income as adjusted for non-cash operating items including depreciation and amortization and stock-based compensation. Additionally, the net cash provided for the six months ended June 30, 2016 reflects increases in accounts receivable of $3.0 million, other current assets of $616 thousand, prepaid expenses of $329 thousand and prepaid income taxes of $77 thousand. These uses of cash were partially offset by increases in residuals payable of $878 thousand and processing liabilities of $427 thousand.

Cash provided by operating activities for the six months ended June 30, 2015 reflects net income as adjusted for non-cash operating items including depreciation and amortization and stock-based compensation. Additionally, the net cash provided for the six months ended June 30, 2015 reflects increases in accounts receivable of $2.5 million, other current assets of $873 thousand and prepaid expenses of $441 thousand, and a decrease in accrued expenses of $598 thousand. These uses of cash were partially offset by a decrease in prepaid income taxes of $1.4 million and an increase in deferred revenue of $970 thousand.

Cash Flow Used In Investing Activities.

Net cash used in investing activities was $4.5 million for the six months ended June 30, 2016 and $9.3 million for the six months ended June 30, 2015.

Cash flows used in investing activities for the six months ended June 30, 2016 reflects funding of residual buyouts of $2.3 million, additions to our internally developed software of $1.5 million and property and equipment and leasehold improvements of $594 thousand.

Cash flows used in investing activities for the six months ended June 30, 2015 reflects funding of residual buyouts of $6.4 million, additions to our internally developed software of $1.4 million and purchases of property and equipment and leasehold improvements of $1.1 million.

Cash Flow Used In Financing Activities.

Net cash used in financing activities was $1.8 million for the six months ended June 30, 2016 and $1.2 million for the six months ended June 30, 2015.

Cash flows used in financing activities for the six months ended June 30, 2016 reflects payments under our revolving credit facility of $2.0 million.

Cash flows used in financing activities for the six months ended June 30, 2015 reflects pre-payments under our revolving credit facility of $4.0 million, payment of contingent consideration of $3.7 million in connection with prior acquisitions and the purchase of treasury stock of $2.7 million from our then non-executive chairman. These uses of cash were partially offset by borrowings under our revolving credit facility of $9.2 million.

Revolving Credit Facility

As of June 30, 2016, we had a revolving credit facility, governed by the credit agreement dated July 12, 2012, as amended, with Bank of America, N.A., as administrative agent, and another lender party thereto.

As of June 30, 2016, we had $58.0 million outstanding under our revolving credit facility and $6.9 million available under our revolving credit facility, and we had two outstanding standby letters of credit totaling $84.4 thousand which were issued in connection with two of our lease agreements and no swingline loans outstanding. Our revolving credit facility had a maturity date of August 30, 2017 and a weighted average interest rate of 2.42% as of June 30, 2016.

On the Closing Date, in connection with the consummation of the Merger, we repaid and terminated our revolving credit facility and the Company entered into a new first lien credit facility and second lien credit facility described above under “Recent Events.”

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Contractual Obligations

The card brand networks generally allow chargebacks up to four months after the later of the date the transaction is processed or the delivery of the product or service to the cardholder. If the merchant incurring the chargeback is unable to fund the refund to the card issuing bank, we are required to do so. For the three months ended June 30, 2016 and 2015, we experienced merchant losses of $953 thousand and $320 thousand, respectively, or 1.7 basis points and 0.8 basis points, respectively, on total bankcard dollar volumes processed of $5.7 billion and $4.2 billion, respectively. For the six months ended June 30, 2016 and 2015, we experienced merchant losses of $1.3 million and $802 thousand, respectively, or 1.2 basis points and 1.0 basis points, respectively, on total bankcard dollar volumes processed of $10.6 billion and $8.0 billion, respectively. These losses are included in cost of services in our consolidated statements of operations.

The following table sets forth our contractual obligations and commitments for the periods indicated as of December 31, 2015. The following table does not give effect to the Merger and related transactions.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 Years	More than 5 years
(dollars in thousands)
Processing minimums(a)	$15,375	$9,755	$2,570	$3,050	$—
Facility leases	13,676	1,801	3,507	3,268	5,099
Prior Revolving Credit Facility(b)	59,965	—	59,965	—	—
	$89,016	$11,556	$66,042	$6,318	$5,099

(a)	We have agreements with our third-party processors to provide to us, on a non-exclusive basis, payment processing and transmittal, transaction authorization and data capture services, and access to various reporting tools. Our agreements with third-party processors require us to submit a minimum annual number of transactions or volume for processing. If we submit a number of transactions or volume that is lower than the minimum, we are required to pay the third-party processors the fees that they would have received if we had submitted the required minimum number or volume of transactions.

(b)	In connection with the Merger, we repaid and terminated our existing revolving credit facility and entered into a new first lien credit facility and second lien credit facility. At consummation of the Merger, the outstanding balance under our existing revolving credit facility of $57,964,989 was repaid, See “Liquidity and Capital Resources—Revolving Credit Facility” and “Recent Events” for more information.

Unrecognized Tax Benefits.

At June 30, 2016, we had gross tax-effected unrecognized tax benefits of $222 thousand. As of June 30, 2016, we were unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authority, therefore the unrecognized tax benefits have been excluded from the above contractual obligations table.

Off-Balance Sheet Arrangements

We have not entered into any transactions with third parties or unconsolidated entities whereby we have financial guarantees, subordinated retained interest, derivative instruments, or other contingent arrangements that expose us to material continuing risks, contingent liabilities or other obligations other than for chargebacks.

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Summary of Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. Our critical accounting policies are described below.

Estimates

The preparation of our financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue from card processing at the time merchant transactions are processed on a gross basis equal to the full amount of the discount charged to the merchant because we are the primary obligor and have latitude in establishing price.

We recognize revenue from discount and other fees related to payment transactions at the time the merchants’ transactions are processed.

We recognize revenues from sales of our technology solutions when they are realized or realizable and earned. We consider revenue realized and earned when persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; and collection of the resulting receivable is reasonably assured. Contractual arrangements are evaluated for indications that multiple element arrangements may exist including instances where more-than-incidental software deliverables are included. Arrangements may contain multiple elements, such as hardware, software products, maintenance, and professional installation and training services. Revenues are allocated to each element based on the selling price hierarchy. The selling price for a deliverable is based on vendor specific objective evidence (“VSOE”) of selling price, if available, third party evidence (“TPE”) if VSOE of selling price is not available, or estimated selling price (“ESP”) if neither VSOE or selling price nor TPE is available. We establish ESP, based on our judgment, considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product life cycle. In arrangements with multiple elements, we determine allocation of the transaction price at inception of the arrangement based on the relative selling price of each unit of accounting.

In multiple element arrangements where more-than-incidental software deliverables are included, we applied the residual method to determine the amount of software license revenues to be recognized. Under the residual method, if fair value exists for undelivered elements in a multiple-element arrangement, such fair value of the undelivered elements is deferred with the remaining portion of the arrangement consideration recognized upon delivery of the software license or services arrangement. We allocate the fair value of each element of a software related multiple-element arrangement based upon its fair value as determined by VSOE, with any remaining amount allocated to the software license. If evidence of the fair value cannot be established for the undelivered elements of a software arrangement then the entire amount of revenue under the arrangement is deferred until these elements have been delivered or objective evidence can be established.

Accounts Receivable

Accounts receivable consists primarily of amounts due from merchants for Merchant Acquiring service fees net of interchange fees, monthly statement fees, and other merchant revenue, as required by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 210-20, Offsetting, on transactions processed during the month ending on the balance sheet date. In addition to receivables for transaction fees we charge our merchants for processing transactions. Accounts receivable also includes amounts resulting from our practice of advancing interchange fees to most of our merchants during the month. Accounts receivable are typically received within 30 days following the end of each month. Accounts receivable also includes amounts due from sales of our technology solutions.

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Goodwill

Goodwill represents the excess of acquisition costs over the fair values of net assets acquired in business combinations. We apply the provisions of FASB ASC Topic 350, Intangibles—Goodwill and Other (ASC 350) in accounting for its goodwill. We test goodwill for impairment at least annually in the fourth quarter and between annual tests if an event occurs or changes in circumstances suggest a potential decline in the fair value of the reporting unit. Significant judgment is involved in determining whether an indicator or change in circumstances relating to impairment has occurred. Such changes may include, among others: a significant decline in expected future cash flows; a significant adverse change in in the business climate; unanticipated competition; and slower growth rates.

We have the option of performing a qualitative assessment of impairment to determine whether any further quantitative testing for impairment is necessary. The option of whether to perform a qualitative assessment is made annually and may vary by reporting unit. Factors we consider in the qualitative assessment include general macroeconomic conditions, industry and market conditions, cost factors, overall financial performance of our reporting units, events or changes affecting the composition or carrying amount of the net assets of our reporting units, sustained decrease in our share price, and other relevant entity-specific events. If we elect to bypass the qualitative assessment or if we determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying value, then we perform a two-step quantitative test for that reporting unit. In the first step, the fair value of each reporting unit is compared to the reporting unit’s carrying value, including goodwill. If the fair value of a reporting unit is less than its carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment, if any. In the second step, the fair value of the reporting unit is allocated to the assets and liabilities of the reporting unit as if it had been acquired in a business combination and the purchase price was equivalent to the fair value of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is referred to as the implied fair value of goodwill. The implied fair value of the reporting unit’s goodwill is then compared to the actual carrying value of the goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss is recognized for the difference.

Significant estimates and assumptions are used in our goodwill impairment review and include the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of each reporting unit. Our assessment of qualitative factors involves significant judgments about expected future business performance and general market conditions. In a quantitative assessment, the fair value of each reporting unit is determined based on a combination of techniques, including the present value of future cash flows, applicable multiples of competitors and multiples from sales of like businesses, and requires us to make estimates and assumptions regarding discount rates, growth rates and our future long-term business plans. Changes in any of these estimates or assumptions could materially affect the determination of fair value and the associated goodwill impairment charge for each reporting unit.

We have determined that we have two reporting units, card processing services and technology solution services. As of June 30, 2016, we performed a quantitative assessment for each of our reporting units. Based on the quantitative assessment of our reporting units, we determined that the goodwill for the reporting units was not impaired and no adjustment was necessary.

Intangible Assets

Intangible assets primarily include merchant and agent relationships, residual buyouts, employment agreements, a service contract, tradenames, internally developed software, and website development costs. Intangible assets, acquired in connection with various acquisitions, are recorded at fair value determined using a discounted cash flow model as of the date of the acquisition. After the fair value of all separately identifiable assets has been estimated in a business combination, goodwill is recorded to the extent the consideration paid for the acquisition exceeds the sum of the fair values of the separately identifiable acquired assets and assumed liabilities.

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Residual buyouts represent the right to not have to pay a residual to an independent sales agent related to certain future transactions of the agent’s referred merchants. Residual buyout intangible assets are recorded at cost as of the date of acquisition. Employment agreements represent the estimated values of non-solicit and non-compete agreements entered into in business combinations. Trade name intangibles represent the estimated values of trade names acquired in business combinations. Merchant relationships represent the estimated values of card processing revenues acquired in business combinations. Agent relationships represent the estimated values of revenues to be generated from sales agents acquired in business combinations. Service contract intangibles primarily represent the estimated value of the amended and restated merchant processing agreement with First Data Merchant Services Corporation. Technology intangibles represent the estimated values of software, to be sold or licensed, acquired in business combinations.

We amortizes finite-lived identifiable intangible assets using a method that reflects the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise utilized. The estimated useful lives of our customer-related intangible assets approximate the expected distribution of cash flows generated from each asset. The useful lives of contract-based intangible assets are equal to the terms of the agreement. The assets are amortized over their estimated useful lives, which range from 1 to 14 years. Management periodically evaluates the remaining useful lives and carrying values of the intangible assets, to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include reductions in underlying operating cash flows or increases in attrition rates from estimates. To the extent the estimated cash flows exceed the carrying value, no impairment is necessary. If the estimated cash flows are less than the carrying value, an impairment charge is recorded.

We capitalize software development costs and website development costs incurred in accordance with ASC 350-40, Internal Use Software. These costs include salaries and related employee benefits. Amortization of internally developed software and website development costs is recorded on a straight-line basis over an estimated useful life of three years. This useful life is consistent with the time period over which we believe we will obtain economic benefit for these assets.

Stock-Based Compensation

We account for grants of stock options to employees in accordance with ASC 718, Compensation—Stock Compensation. This standard requires compensation expense to be measured based on the estimated fair value of the share-based awards on the date of grant and recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Stock based payments issued to non-employees are recorded at their fair values, and are revalued quarterly as the equity instruments vest and are recognized as expense over the related service period in accordance with the provisions of ASC 718 and ASC 505, Equity.

The value of each option grant is estimated on the grant date using the Black-Scholes option pricing model. The option pricing model requires the input of highly subjective assumptions, including the grant date fair value of our stock, expected volatility and risk-free interest rates. To determine the grant date fair value of our stock we engage an outside consultant to prepare a valuation of the stock price on an annual basis, using information provided by our management and information obtained from private and public sources. When an observable transaction occurs near the grant date of an option award, such as the purchase of treasury stock, we will use the observable price to estimate the grant date fair value of the options. We use an expected volatility based on the historical volatilities of a group of guideline companies and expected life of its stock options based on historical data. Stock based payments to non-employees are recognized at fair value on the date of grant and re-measured at each subsequent reporting date through the settlement of the instrument. The risk free interest rates were obtained from publicly available U.S. Treasury yield curve rates.

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Income Taxes

We account for income taxes under the liability method, which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We recognize a valuation allowance if, based on the weight of available evidence regarding future taxable income, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Regarding the recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, we follow a two-step process prescribed by GAAP. The first step for evaluating a tax position involves determining whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities. The second step then requires a company to measure the tax position benefits as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. We classify interest and penalties on tax liabilities on the consolidated statements of income as components of other expenses.

Accounting for Preferred Stock

The Series A Convertible Preferred stock does not represent a legal obligation under which its holders have creditor rights in bankruptcy, and, as such, the instrument is not required to be classified as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. Accordingly, the preferred shares are reported as equity on the consolidated balance sheets and are deemed more akin to an equity host instrument.

Fair Value Measurements

We account for fair value measurements in accordance with ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

Fair value is the price that would be received to sell an asset or the price paid to transfer a liability as of the measurement date. A three-tier, fair-value reporting hierarchy exists for disclosure of fair value measurements based on the observability of the inputs to the valuation of financial assets and liabilities. The three levels are:

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable in active exchange markets.

Recent Accounting Pronouncements

In July 2015, the FASB issued guidance to more clearly articulate the requirements for the subsequent measurement of inventory and related disclosures. The new guidance clarifies the basis for measuring inventory at the lower of cost and net realizable value. This amendment is effective for annual reporting periods, including interim periods within those periods, beginning after December 15, 2016. Early adoption is permitted. The new guidance should be applied on a prospective basis. The effect of this update is still being evaluated and is not expected to have a material effect on our consolidated financial statements.

In November 2015, the FASB issued guidance to simplify the balance sheet classification of deferred taxes. The new guidance requires that deferred tax liabilities and assets be classified as non-current in a classified statement of financial position. This amendment is effective for annual reporting periods, including interim periods within those periods, beginning after December 15, 2016. Early adoption is permitted. The new guidance can be applied on either a prospective or retrospective basis. We have elected to early adopt this guidance and apply it on a prospective basis in 2015. Adoption of this ASU resulted in a reclassification of our net current deferred tax asset to the net long-term deferred tax liability in our Consolidated Balance Sheet as of December 31, 2015. No prior periods were retrospectively adjusted.

In February 2016, the FASB issued guidance that requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. This amendment is effective for annual reporting periods, including interim periods within those periods, beginning after December 15, 2018. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. We have not yet determined the effect of the adoption of this standard on our consolidated financial statements.

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In March 2016, the FASB issued guidance that simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This amendment is effective for annual reporting periods, including interim periods within those periods, beginning after December 15, 2016. We have not yet determined the effect of the adoption of this standard on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers. ASU 2014-09 will be effective for us beginning in its first quarter of 2019 and early adoption is permitted. Subsequently, the FASB has issued the following standards related to ASU 2014-09: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (“ASU 2016-08”); ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ASU 2016-10”); and ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients (“ASU 2016-12”). We must adopt ASU 2016-08, ASU 2016-10 and ASU 2016-12 with ASU 2014-09 (collectively, the “new revenue standards”). The new revenue standards may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. We are currently evaluating the timing of its adoption and the impact of adopting the new revenue standards on our consolidated financial statements.

In June 2016, the FASB issued guidance that will change the accounting for credit impairment. Under the new guidance, companies are required to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. This new guidance will be effective for public companies for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018. The effect of this update is still being evaluated and is not expected to have a material effect on our consolidated financial statements.

Effects of Inflation

While inflation may impact our revenues and cost of services, we believe the effects of inflation, if any, on our results of operations and financial condition have not been significant. However, there can be no assurance that our results of operations and financial condition will not be materially impacted by inflation in the future.

Qualitative and Quantitative Disclosure about Market Risk

Interest rate risk

Our revolving credit facility bears interest at a variable rate based on LIBOR plus a fixed margin. As of June 30, 2016, we had $58.0 million in outstanding borrowings under our revolving credit facility. A hypothetical 1% increase or decrease in the interest rate on our indebtedness as of June 30, 2016 would have increased or decreased cash interest expense on our indebtedness by approximately $580 thousand per annum.

Foreign exchange risk

Invoices for our services are denominated in U.S. dollars. We do not expect our future operating results to be significantly affected by foreign currency transaction risk.

Item 2.02 Results of Operations and Financial Condition

Reference is made to disclosure set forth under Items 2.01 and 9.01 of this Amendment concerning financial information of CardConnect, which is incorporated by reference herein.

On August 9, 2016, CardConnect issued a press release announcing financial results for the second quarter of 2016. A copy of the press release is included as Exhibit 99.2 and is incorporated herein by reference. The information provided or incorporated by reference in this paragraph (including Exhibit 99.2) shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any filing made by the registrant pursuant to the Securities Act of 1933, as amended, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements

The financial statements of FTS Holding Corporation included in Item 2.01 of this Current report on Form 8-K are incorporated herein by reference.

(d) Exhibits

The exhibits filed as part of this Current Report on Form 8-K are listed in the index to exhibits immediately following the signature page to this Current Report on Form 8-K, which index to exhibits is incorporated herein by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDCONNECT CORP.

Dated: August 9, 2016	By:	/s/ Jeffrey Shanahan
	Name:	Jeffrey Shanahan
	Title:	Chief Executive Officer and President

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Unaudited Pro Forma Condensed Combined Financial Information

99.2	Press Release

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